Exhibit 99.1

CUNO Reports Record First Quarter Results

          *  Record first quarter Sales of $99.4 million (up 32%)
          *  Record first quarter diluted EPS of $0.45 (up 10%)
          *  Record first quarter Net Income of $7.8 million (up 12%)
          *  Record first quarter Orders of $101.6 million (up 33%)

          MERIDEN, Conn., Feb. 23 /PRNewswire-FirstCall/ -- CUNO Incorporated (Nasdaq: CUNO) today reported record first quarter results for the period ended January 31, 2005. Sales were $99.4 million, up 32% versus the same period in 2004 and up 29% in local currency.  Net income for the first quarter increased by 12% to $7.8 million from $7.0 million reported in the same period in 2004.  Diluted earnings per share for the period were a first quarter record $0.45, up 10% compared to $0.41 in the prior year period and up approximately 5% on a currency-adjusted basis.

          Commenting on the Company’s first quarter results, Mark G. Kachur, Chairman and Chief Executive Officer, said, “Our strong first quarter results reflect the effectiveness of our business model.  We achieved double-digit sales growth in all three of our primary markets -- Potable Water, Healthcare and Fluid Processing.  Our sales increased 32% (up 29% in local currency); adjusted for the acquisition of WTC Industries (which was completed on Aug. 2, 2004), our organic sales growth was 20%.  Furthermore, the Company’s international operations contributed significantly to our overall results, as international sales increased by 19% (up 13% in local currency), led by strong growth in Europe, Asia and Japan.”  First quarter margins were negatively impacted by the change in sales mix in the Potable Water market (including the impact of the acquisition of WTC and increased sales to retailers, both of which generally carry lower gross margins) and start-up costs involving a new manufacturing facility in Mexico.

          Commenting on business conditions and the outlook for CUNO, Mr. Kachur added, “Our incoming orders were a first quarter record $101.6 million and our backlog remains strong.  Despite the sales mix change in the Potable Water market and additional expected start-up costs in Mexico near term, we are optimistic about our full year performance outlook in fiscal 2005 and remain comfortable with our previous EPS guidance in the $2.12 - $2.22 range for the year.”  [Note:  EPS guidance excludes impact of expensing cost of stock options per FAS 123R, which will apply in our fourth quarter of fiscal 2005].

          A conference call will be held Thursday, February 24 at 10:00 a.m. (EST) to review the Company’s first quarter financial results and business outlook. The call-in number is 1-800-762-4717 for interested analysts and investors. Alternatively, visit us at http://www.cuno.com/investors for a live webcast of our conference call.  Also, visit us at http://www.cuno.com for additional information about the Company.

          CUNO is a world leader in the design, manufacture and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases.  CUNO’s products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, healthcare, and fluid processing markets.

          CUNO wants to provide shareowners and prospective investors with more meaningful and useful information and, therefore, this press release includes various comments regarding business conditions and the outlook for CUNO, which reflect currently available information.  These forward-looking statements are subject to risks and uncertainties which could cause performance or actual results to differ materially from those expressed herein.  Such risks and uncertainties include, among other things:  volumes of shipments of CUNO’s products; changes in product mix and product pricing; costs of raw materials; the rate of economic and industry growth in the U.S. and the other countries in which CUNO conducts business; economic and political conditions in the foreign countries in which CUNO conducts a substantial part of its operations and other risks associated with international operations including exchange rate fluctuations;  CUNO’s ability to protect its technology, proprietary products and manufacturing techniques;  changes in technology;  changes in legislative, regulatory or industrial requirements and risks generally associated with new product introductions and applications;  and domestic and international competition in CUNO’s global markets.  CUNO assumes no obligation to update the information contained in this press release.

          Investor contact:
          Frederick C. Flynn, Jr.
          203/238-8847
          fflynn@Cuno.com

CUNO Incorporated
Consolidated Statements of Income (unaudited)
(dollars in thousands, except share
and per-share amounts)

	Three Months Ended January 31,

	2005	2004

Net sales	$99,376	$75,409
Less costs and expenses:
Cost of products sold	56,930	40,553
Selling, general and administrative expenses	24,664	20,174
Research, development and engineering	4,924	4,189
Amortization expense	653	64
	87,171	64,980
Operating income	12,205	10,429
Nonoperating income (expense):
Interest expense	(523)	(83)
Interest and other income, net	223	150
	(300)	67
Income before income taxes	11,905	10,496
Provision for income taxes	4,074	3,491
Net income	$7,831	$7,005
Basic earnings per common share	$0.46	$0.42
Diluted earnings per common share	$0.45	$0.41
Basic shares outstanding	16,904,543	16,687,240
Diluted shares outstanding	17,380,874	17,215,135

CUNO Incorporated
Consolidated Balance Sheets
(in thousands, except share amounts)

	(unaudited) January 31, 2005	October 31, 2004

Assets
Current assets
Cash and cash equivalents	$16,728	$23,359
Accounts receivable, less allowances for doubtful accounts of $2,123 and $2,230, respectively	86,416	89,593
Inventories, net	49,177	47,275
Deferred income taxes	14,733	12,656
Prepaid expenses and other current assets	6,846	5,974
Total current assets	173,900	178,857
Noncurrent assets
Deferred income taxes	803	892
Goodwill, net	104,197	103,977
Other intangible assets	32,552	32,894
Prepaid pension costs	9,786	9,785
Other noncurrent assets	5,676	4,832
Property, plant and equipment, net	108,831	103,321
Total assets	$435,745	$434,558
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$326	$276
Bank loans	13,371	11,048
Accounts payable	30,869	33,469
Accrued payroll and related taxes	13,414	20,329
Other accrued expenses	10,309	11,502
Accrued income taxes	3,715	4,539
Total current liabilities	72,004	81,163
Noncurrent liabilities
Long-term debt, less current portion	70,636	75,569
Deferred income taxes	20,199	16,662
Retirement benefits	4,537	4,396
Other noncurrent liabilities	955	789
Total noncurrent liabilities	96,327	97,416
Stockholders’ equity
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued	—	—
Common Stock, $.001 par value; 50,000,000 shares authorized, 17,199,923 and 17,122,698 shares issued and outstanding	17	17
Treasury Stock, at cost (2,747 shares)	(57)	(57)
Additional paid-in-capital	66,174	63,413
Unearned compensation	(3,711)	(2,164)
Accumulated other comprehensive loss --
Foreign currency translation adjustments	10,406	7,966
Minimum pension liability	(386)	(386)
Change in fair value of derivative financial instruments	(50)	—
	9,970	7,580
Retained earnings	195,021	187,190
Total stockholders’ equity	267,414	255,979
Total liabilities and stockholders’ equity	$435,745	$434,558

SOURCE  CUNO Incorporated
          -0-                              02/23/2005
          /CONTACT: Frederick C. Flynn, Jr. of CUNO, +1-203-238-8847, fflynn@Cuno.com/
          /Company News On-Call:  http://www.prnewswire.com/comp/126696.html/